Exhibit 99.1

Mackie Designs Announces Closing of
Strategic Investment by Sun Capital Partners

        WOODINVILLE, WA—February 21, 2003—Mackie Designs Inc. (OTC BB:MKIE) today announced the closing of the previously announced equity investment by an affiliate of Sun Capital Partners, a Boca Raton-based private investment firm.

        In the transaction, Sun Capital purchased approximately 14.4 million shares of Mackie common stock (74% of the total shares outstanding after completion of the transaction) for $10 million.    Sun Capital acquired approximately 7.4 million outstanding shares from certain selling shareholders. It purchased approximately 6.9 million newly issued shares directly from the Company for approximately $6.3 million.

        In addition to its equity investment in Mackie, Sun Capital Partners has agreed to provide $4 million of debt financing in connection with the anticipated refinancing of the Company's bank lines of credit. In connection with that investment, Mackie will issue Sun Capital a promissory note with warrants to purchase an additional 1.2 million Mackie common shares. Mackie is currently negotiating the refinancing of its bank lines of credit and has entered into a forbearance agreement with its senior lender. It expects to complete the refinancing next month.

"In addition to new capital, this transaction brings Mackie the active support and hands-on participation of Sun Capital," said Chief Executive Officer Jamie Engen. "We look forward to working together with them to build our business and pursue new opportunities."

Jason Neimark, Vice President of Sun Capital Partners, added, "Mackie's strong brands, loyal customer and vendor base, and solid work force are key assets that position the Company for long-term success. We are excited to be part of Mackie's future."

In connection with the transaction, Mackie named three new directors to fill vacancies created by the resignations of Paul Gallo, Raymond B. (Buck) Ferguson, Ken Williams and Gregory C. Mackie. The new directors are Marc Leder and Roger Krouse, both co-founders and Managing Directors of Sun Capital, and Clarence Terry, a Managing Director of Sun Capital. Mr. Leder was appointed Chairman of the Board. "We are very grateful for the hard work and dedication of Paul, Buck, Ken and Greg, and thank them for their service on our board," said Mr. Engen. "We are pleased that Greg will continue to advise the Company through a consulting arrangement, and we welcome the participation of our new board members."

Reedland Capital Partners, an Institutional Division of Financial West Group acted as placement agent for the investment on behalf of the Company.

About Sun Capital Partners

        Sun Capital Partners, Inc. is a leading private investment firm focused on investing in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital has invested in approximately 40 companies since its inception in 1995 with combined revenues in excess of $4 billion. For more information, visit www.suncappart.com.

About Mackie Designs

        Mackie Designs is a leading designer, manufacturer and marketer of professional audio equipment. The Company sells audio mixers, mixer systems, power amplifiers, and professional loudspeakers. For more information, visit www.mackie.com.

Forward-Looking Statements

  This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the Company's ability to satisfy the conditions to closing, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, difficulties encountered in the integration of acquired businesses, the possible need for additional capital, the ability of Sun Capital to assist the Company in its efforts to improve existing operations and pursue new opportunities, the ability of the Company to reduce costs and increase productivity and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

        "Mackie" is a registered trademark of Mackie Designs Inc. in the United States and other countries.

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